Exhibit 99

Corn Products International, Inc.

Westchester, Ill 60154

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
	Investors:	Aaron Hoffman, 708-551-2592
	Media:	Mark Lindley, 708-551-2602

CORN PRODUCTS INTERNATIONAL REPORTS STRONG SECOND QUARTER 2011 RESULTS

•                  Second quarter 2011 reported EPS rose 110 percent from $0.48 to $1.01

•                  Second quarter 2011 adjusted EPS increased 47 percent from $0.75 to $1.10

•                  Integration of National Starch acquisition continues on-plan

WESTCHESTER, Ill., July 28, 2011 — Corn Products International, Inc. (NYSE: CPO), a leading global provider of ingredient solutions to diversified industries, today reported that second quarter diluted earnings per share (EPS) rose 110 percent to $1.01 compared to $0.48 last year.  The second quarter of 2011 included $0.07 per share of acquisition integration charges and $0.02 per share of restructuring charges.  The second quarter of 2010 included $0.23 per share of restructuring charges and $0.04 per share of acquisition costs.  Excluding these items, adjusted EPS rose 47 percent from $0.75 to $1.10 in the quarter.

First half 2011 EPS rose 183 percent to $2.97 from $1.05 in the year-ago period.  First half 2011 EPS included $0.13 per share of acquisition integration charges, $0.02 of restructuring charges, and a $0.75 per share gain as a result of a payment from the Government of Mexico pursuant to a settlement in the Company’s favor regarding a North American Free Trade Agreement (NAFTA) dispute.  The first half of 2010 included $0.27 per share of restructuring charges and $0.06 per share of acquisition costs.  Excluding these items, adjusted EPS rose 72 percent from $1.38 to $2.37 in the first half of 2011.

“Corn Products delivered a very good second quarter and first half of 2011,” said Ilene Gordon, Chairman, President and Chief Executive Officer.  “As expected volumes were relatively stable as customers and consumers continue to deal with economic challenges in various markets.  Our pricing remains strong as we manage through rising input costs.  We also successfully completed a sizable maintenance project at our largest facility and continue the integration of National Starch.  We remain on-plan and are managing our business through a volatile marketplace while maintaining a sharp focus on executing our strategy.”

---more---

Financial Review

Net Sales

Second quarter 2011 net sales rose 58 percent from $1.00 billion to $1.58 billion.  The increase is primarily attributable to higher volume of $337 million driven by sales from the National Starch acquisition.  Higher price/mix contributed $205 million, and $40 million of the increase was a result of favorable foreign exchange rates.

For the year to date, net sales increased 57 percent, or $1.10 billion, from $1.94 billion to $3.04 billion.  Volume represented $688 million of the change, of which approximately $701 million came from the acquired National Starch business.  The remainder of the change was $356 million of price/mix and $60 million of favorable foreign exchange.

Gross Profit

Gross profit increased by 66 percent, or $108 million, in the second quarter from $164 million to $272 million, expanding the gross profit margin from 16.3 percent in the year ago period to 17.2 percent this year.  The improvement was largely driven by the addition of the National Starch business partially offset by $13 million related to the sizable maintenance project completed at the Company’s largest facility.  This quarter also included $3 million of accelerated depreciation related to the Company’s North American manufacturing optimization initiative.

For the first six months, gross profit rose by 86 percent, or $263 million, from $307 million to $570 million.  Gross margin increased from 15.8 percent to 18.7 percent.  The improvement is attributable to both acquired and organic business growth.

Operating Income

Second quarter operating income was up 76 percent, or $58 million, from $77 million to $135 million.  The change was primarily driven by income associated with the National Starch business as well as integration synergies and foreign exchange.  These factors were partially offset by an estimated $13 million of cost related to the sizable maintenance project completed at the Company’s largest facility.

Excluding $11 million of integration and restructuring charges in the second quarter 2011, and excluding $22 million of integration and restructuring charges in the second quarter 2010, adjusted operating income rose 48 percent from $99 million to $145 million in the second quarter 2011.

In the first six months, operating income rose 144% from $148 million to $362 million.  Income from the National Starch acquisition was a key driver of the change along with organic business growth, integration synergies and foreign exchange.

Excluding $58.4 million from the NAFTA award and $18 million of integration and restructuring costs in the first half 2011, and excluding $28 million of integration and restructuring charges in the first half 2010, adjusted operating income for the first half increased 83 percent from $176 million to $321 million.

The Company realized $6 million of integration synergies generated by numerous procurement and employee-related initiatives in the second quarter 2011.  For the first half of the year, the Company generated $12 million of savings from these items.

Financial and Business Highlights

•                  For the year-to-date, net financing costs were $46 million versus $12 million in the year-ago period.  The increase primarily relates to costs associated with financing the National Starch acquisition.

•                  The effective tax rate as reported was 30.1 percent for the quarter compared to 44.3 percent in the year-ago quarter.  For the first six months, the effective tax rate was 25.3 percent and 38.7 percent in the year-ago period.  The effective rate for the first half of 2011 was favorably impacted by the tax-free (in the U.S.) award of $58.4 million from the Government of Mexico pursuant to a NAFTA settlement in the Company’s favor.

•                  At June 30, 2011, total debt and cash and cash equivalents were $1.77 billion and $273 million, respectively, versus $1.77 billion and $302 million, respectively, at December 31, 2010.

•                  For the first six months, cash from operations was $102 million compared to $185 million in the year-ago period.  The decrease primarily reflects higher trade working capital.

•                  For the first six months, change in trade working capital was a use of $266 million.  The increase in working capital is primarily a result of higher inventories due to increasing commodity costs and accounts receivable as sales have grown.

•                  Capital expenditures, net of disposals, were $89 million in the first half of 2011.

Business Review

As a result of the acquisition and integration of National Starch, the Company has changed its reporting regions.  Pakistan, Kenya and Nigeria were historically reported as part of the Asia/Africa region (renamed Asia Pacific) and are now included in the Europe, Middle East and Africa (EMEA) region.  For comparability purposes, amounts for 2010 have been reclassified to reflect the new regional reporting.

North America

Second quarter 2011

North American net sales rose 46 percent from $583 million to $853 million in the second quarter 2011.  The increase came from stronger volumes of $162 million, a price/mix benefit of $100 million, and $8 million from favorable foreign exchange rates.  The volume increase is attributable to the National Starch business.

Operating income was $70 million, up 18 percent compared to $60 million in the year-ago period, driven by incremental operating income from the National Starch business, partially offset by an estimated $13 million of costs associated with the previously discussed maintenance project.

First six months 2011

During the first six months of 2011, net sales in North America rose 45% from $1.12 billion to $1.63 billion as a result of incremental volume of $328 million driven by the acquisition of National Starch, higher price/mix of $167 million and $14 million of favorable foreign exchange rates.

In the first half of 2011, operating income in North America increased 74% from $98 million to $171 million due to incremental income from the National Starch business, favorable price/mix, integration synergies and positive foreign exchange.

South America

Second quarter 2011

South American sales in the second quarter 2011 were $390 million, an increase of 36 percent compared to $287 million in the prior-year quarter.  The increase came from a $77 million improvement in price/mix and $26 million of favorable foreign exchange rates.  Volumes were flat as a result of difficult comparisons with the year-ago period that included strong volumes driven by the World Cup.

Operating income was $48 million, up 22 percent from $39 million in the year-ago period.  The increase in operating income was driven by a combination of strong price/mix as well as positive foreign exchange.

First six months 2011

During the first six months of 2011, net sales in South America rose 34%, or $194 million, from $564 million to $758 million due to $135 million of improved price/mix, $39 million of favorable foreign exchange rates and $20 million of incremental volume attributable to the National Starch business.

In the first half of 2011, operating income in South America increased 25% from $78 million to $97 million due to positive price/mix and favorable foreign exchange rates.

Asia Pacific

Second quarter 2011

In the second quarter 2011, net sales rose 133 percent from $87 million to $201 million, as a result of $94 million of higher volumes, $14 million of improved price/mix, and $7 million of favorable currency translation.  The volume increase is attributable to the acquisition of National Starch.

Operating income grew 623 percent in the second quarter from $3 million to $22 million due to incremental operating income from the National Starch acquisition as well as some organic growth.

First six months 2011

During the first six months of 2011, net sales in Asia Pacific rose 133% from $165 million to $383 million due to $182 million of increased volume primarily driven by the National Starch business, $26 million of improved price/mix and $10 million of favorable foreign exchange rates.

In the first half of 2011, operating income in Asia Pacific increased 319% from $10 million to $41 million due to incremental income from the National Starch business.

Europe, Middle East, Africa (EMEA)

Second quarter 2011

In the second quarter 2011, net sales rose 197 percent from $47 million to $140 million, as a result of $81 million of higher volumes and $13 million of improved price/mix.  The volume increase is largely attributable to the acquisition of National Starch.

Operating income grew 121 percent in the quarter from $10 million to $22 million, largely due to incremental operating income from National Starch.

First six months 2011

During the first six months of 2011, net sales in EMEA rose 208%, or $182 million, from $88 million to $270 million due to $157 million of incremental volume associated with the National Starch business and $27 million of improved price/mix.

In the first half of 2011, operating income in EMEA increased 170% from $16 million to $44 million due to incremental income from the National Starch business, higher price/mix and organic volume growth.

2011 Guidance

EPS expectations for 2011 remain in a range of $4.85 to $5.15, up 120%-134% compared to 2010.  The guidance includes the $0.75 per share impact of the NAFTA settlement and approximately $20 million of acquisition-related benefits that are expected to be offset by about $30 million of integration costs.

Net sales are expected to exceed $6 billion in 2011.

The effective tax rate for 2011 is estimated to be between 31 percent and 32 percent, absent the impact of the NAFTA settlement.

Capital expenditures in 2011 are anticipated to be between $280 and $300 million and should support growth investments across the organization, particularly in South America and Europe.

Conference Call and Webcast

Corn Products International will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, Chairman, President and Chief Executive Officer, and Cheryl Beebe, Chief Financial Officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.cornproducts.com.

About the Company

Corn Products International, Inc. is a leading global ingredient provider to the food, beverage, brewing and pharmaceutical industries as well as numerous industrial sectors.  The Company produces ingredients that provide valuable solutions to customers in approximately 50 countries.  For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses, including National Starch; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q or 8-K.

###

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(In millions, except per share amounts)	2011	2010	%	2011	2010	%
Net sales before shipping and handling costs	$1,667.3	$1,065.6	56%	$3,202.9	$2,060.6	55%
Less: shipping and handling costs	82.7	62.6	32%	158.9	120.3	32%
Net sales	$1,584.6	$1,003.0	58%	$3,044.0	$1,940.3	57%
Cost of sales	1,312.8	839.2	56%	2,474.0	1,633.6	51%
Gross profit	$271.8	$163.8	66%	$570.0	$306.7	86%

Operating expenses	137.3	73.2	88%	268.5	143.0	88%
Other (income), net	(2.9)	(4.0)		(63.3)	(5.4)
Restructuring / impairment charges	2.5	18.1		2.5	20.8
Operating income	$134.9	$76.5	76%	$362.3	$148.3	144%
Financing costs, net	19.0	6.8	179%	45.6	11.5	297%
Income before income taxes	$115.9	$69.7	66%	$316.7	$136.8	132%
Provision for income taxes	34.9	30.9		80.2	53.0
Net income	$81.0	$38.8	109%	$236.5	$83.8	182%
Less: Net income attributable to non-controlling interests	1.7	2.0	(15)%	3.6	3.5	3%
Net income attributable to CPI	$79.3	$36.8	115%	$232.9	$80.3	190%

Earnings per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	76.8	75.5		76.6	75.4
Diluted	78.6	76.6		78.4	76.5

Earnings per common share of CPI:
Basic	$1.03	$0.49	110%	$3.04	$1.06	187%
Diluted	$1.01	$0.48	110%	$2.97	$1.05	183%

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	June 30, 2011	December 31, 2010
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$273	$302
Accounts receivable — net	801	735
Inventories	861	678
Prepaid expenses	24	20
Deferred income tax assets	17	18
Total current assets	1,976	1,753

Property, plant and equipment — net	2,158	2,123
Goodwill — net	623	635
Other intangible assets — net	361	364
Deferred income tax assets	64	71
Investments	10	12
Other assets	122	113
Total assets	$5,314	$5,071

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$115	$88
Deferred income taxes	10	12
Accounts payable and accrued liabilities	723	791
Total current liabilities	848	891

Non-current liabilities	250	240
Long-term debt	1,653	1,681
Deferred income taxes	249	249
Share-based payments subject to redemption	8	8

Equity
CPI stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 76,732,016 and 76,034,780 shares issued at June 30, 2011 and December 31, 2010, respectively	1	1
Additional paid-in capital	1,143	1,120
Less: Treasury stock (common stock; 79,702 and 11,529 shares at June 30, 2011 and December 31, 2010, respectively) at cost	(4)	(1)
Accumulated other comprehensive loss	(117)	(190)
Retained earnings	1,256	1,046
Total CPI stockholders’ equity	2,279	1,976
Non-controlling interests	27	26
Total equity	2,306	2,002

Total liabilities and equity	$5,314	$5,071

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(In millions)	2011	2010

Cash provided by operating activities:
Net income	$237	$84
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of impaired assets	—	19
Depreciation and amortization	103	70
Decrease (increase) in margin accounts	6	(43)
Decrease (increase) in other trade working capital	(266)	54
Other	22	1
Cash provided by operating activities	102	185

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(89)	(56)
Payment for acquisition	(15)	—
Cash used for investing activities	(104)	(56)

Cash provided by (used for) financing activities:
Proceeds from (payments on) debt, net	(16)	59
Issuance of common stock, net	10	2
Dividends paid (including to non-controlling interests)	(24)	(23)
Bridge financing costs	—	(16)
Excess tax benefit on share-based compensation	2	2
Cash provided by (used for) financing activities	(28)	24

Effect of foreign exchange rate changes on cash	1	(2)
Increase (decrease) in cash and cash equivalents	(29)	151
Cash and cash equivalents, beginning of period	302	175
Cash and cash equivalents, end of period	$273	$326

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(Dollars in millions)	2011	2010	%	2011	2010	%
Net Sales
North America	$852.6	$582.7	46%	$1,632.4	$1,123.4	45%
South America	390.3	286.6	36%	758.0	564.3	34%
Asia Pacific	201.4	86.5	133%	383.3	164.7	133%
EMEA	140.3	47.2	197%	270.3	87.9	208%
Total	$1,584.6	$1,003.0	58%	$3,044.0	$1,940.3	57%

Operating Income
North America	$70.2	$59.6	18%	$170.7	$98.0	74%
South America	47.6	39.1	22%	96.9	77.7	25%
Asia Pacific	22.4	3.1	623%	41.1	9.8	319%
EMEA	21.7	9.8	121%	43.7	16.2	170%
Corporate	(16.5)	(13.1)	26%	(31.0)	(25.7)	21%
Sub-total	145.4	98.5	48%	321.4	176.0	83%
NAFTA award	—	—		58.4	—
Restructuring / impairment charges	(2.5)	(18.1)		(2.5)	(20.8)
Integration / acquisition costs	(8.0)	(3.9)		(15.0)	(6.9)
Total	$134.9	$76.5	76%	$362.3	$148.3	144%

II.    Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended June 30, 2011 and 2010, were $56 million and $35 million, respectively. Capital expenditures for the full year 2011 are anticipated to be in the range of $280 million to $300 million.

III.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses  non-GAAP historical financial measures, which exclude certain GAAP items such as impairment and restructuring costs, acquisition and integration  costs related to the acquisition of National Starch, and certain other unusual items. The Company uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Net Income and Earnings Per Share (“EPS”)

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2011		June 30, 2010		June 30, 2011		June 30, 2010
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to CPI	$79.3	$1.01	$36.8	$0.48	$232.9	$2.97	$80.3	$1.05

Add back (deduct):

NAFTA award	—	—	—	—	(58.4)	$(0.75)	—	—

Integration / acquisition costs, net of income tax benefit of 2.7 million and $4.9 million for the three months and six months ended June 30, 2011, respectively, and $0.8 million and $2.0 million for the three months and six months ended June 30, 2010, respectively	5.3	0.07	3.1	0.04	10.1	0.13	4.9	0.06

Restructuring / impairment charges, net of income tax benefit of $0.9 million in 2011 and $0.4 million in 2010	1.6	0.02	17.7	0.23	1.6	0.02	20.4	0.27

Non-GAAP net income	$86.2	$1.10	$57.6	$0.75	$186.2	$2.37	$105.6	$1.38

Corn Products International, Inc. (“CPI”)

Reconciliation to Non-GAAP Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2011	2010	2011	2010

Operating income	$134.9	$76.5	$362.3	$148.3

Add back (deduct):

NAFTA award	—	—	(58.4)	—

Integration / acquisition costs	8.0	3.9	15.0	6.9

Restructuring / impairment charges	2.5	18.1	2.5	20.8

Non-GAAP operating income	$145.4	$98.5	$321.4	$176.0